Exhibit 99.1

100 First Stamford Place

Stamford, CT 06902

Tel:         203 622-3131

fax:          203 622-6080

unitedrentals.com

United Rentals, Inc. Will No Longer Pursue the Acquisition of H&E Equipment Services, Inc.

STAMFORD, Conn. – February 18, 2025 United Rentals, Inc. (NYSE: URI) (“United Rentals” or “the company”) today announced that it has notified H&E Equipment Services, Inc. (“H&E”) that it does not intend to submit a revised proposal for the acquisition of H&E, which will permit H&E to terminate United Rentals’ previously announced merger agreement with H&E.

Matthew Flannery, chief executive officer of United Rentals, said, “One of our key responsibilities as a management team is to be good stewards of our investors’ capital and our decision not to increase our offer for H&E reflects our commitment to financial discipline. We remain focused on leveraging our one-stop shop strategy, supported by world-class service and innovative solutions, to help our customers achieve their goals across safety, productivity and sustainability. And we will continue to follow our well-proven strategy focused on profitable growth, strong free cash flow generation and prudent capital allocation to drive compelling long-term value for our shareholders.”

As previously announced, on January 14, 2025, United Rentals and H&E entered into a merger agreement. On February 16, 2025, H&E notified United Rentals that it had received a superior acquisition proposal from a strategic bidder, and that absent an improved bid by United Rentals, H&E intends to terminate the merger agreement to enter into an agreement for such acquisition proposal. Prior to terminating the merger agreement H&E was required to negotiate in good faith with United Rentals for four business days. United Rentals has waived this period.

Under the merger agreement, H&E is required to pay a termination fee of approximately $63.5 million to United Rentals if H&E terminates the merger agreement to enter into an agreement for such acquisition proposal.

Following H&E’s termination of the merger agreement, United Rentals will be immediately restarting its share repurchase program which remains a key element of the company’s strategy for returning excess capital to its shareholders. As of February 18, 2025, approximately $250 million of authorization remains on the company’s existing $1.5 billion share repurchase program.

About United Rentals

United Rentals, Inc. is the largest equipment rental company in the world. The company has an integrated network of 1,501 rental locations in North America, 39 in Europe, 37 in Australia and 19 in New Zealand. In North America, the company operates in 49 states and every Canadian province. The company’s approximately 27,900 employees serve construction and industrial customers, utilities, municipalities, homeowners and others. The company offers approximately 5,000 classes of equipment for rent with a total original cost of $21.43 billion. United Rentals is a member of the Standard & Poor’s 500 Index, the Barron’s 400 Index and the Russell 3000 Index® and is headquartered in Stamford, Conn. Additional information about United Rentals is available at unitedrentals.com.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995, known as the PSLRA. Forward-looking statements involve significant risks and uncertainties that may cause actual results to differ materially from such forward-looking statements. These statements are based on current plans, estimates and projections, and, therefore, you should not place undue reliance on them. No forward-looking statement, including any such statement concerning the completion and anticipated benefits of the proposed transaction, can be guaranteed, and actual results may differ materially from those projected. Forward-looking statements are not historical facts, but rather are based on current expectations, estimates, assumptions and projections about the business and future financial results of the equipment rental industries, and other legal, regulatory and economic developments. United Rentals and H&E use words such as “anticipates,” “believes,” “plans,” “expects,” “projects,” “future,” “intends,” “may,” “will,” “should,” “could,” “estimates,” “predicts,” “targets,” “potential,” “continue,” “guidance” and similar expressions to identify these forward-looking statements that are intended to be covered by the safe harbor provisions of the PSLRA. Actual results could differ materially from the results contemplated by these forward-looking statements due to a number of factors, including, but not limited to, those described in the SEC reports filed by United Rentals. United Rentals gives no assurance that it will achieve their expectations and do not assume any responsibility for the accuracy and completeness of the forward-looking statements. The forward-looking statements speak only as of the date hereof. United Rentals undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as may be required by applicable securities laws.

The foregoing list of factors is not exhaustive. You should carefully consider the foregoing factors and the other risks and uncertainties that affect the business of United Rentals described in the “Risk Factors” section of the Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and other documents filed from time to time with the SEC by United Rentals.

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Contact:

United Rentals, Inc.

Elizabeth Grenfell

Vice President, Investor Relations

O: (203) 618-7125

investors@ur.com